Exhibit 99.1

Marchex Announces Closing of VoiceStar Acquisition, Bringing Call-Based Services to

Marchex Local Advertising Platform

SEATTLE, WA – September 24, 2007 - Marchex, Inc. (NASDAQ: MCHX, MCHXP), a local online advertising company and leading publisher of local content, today announced that it has completed its acquisition of VoiceStar, one of the largest providers of call-based advertising services for local advertisers, for approximately $20 million, including approximately $12.9 million in cash and $7.1 million in restricted stock.

The acquisition of VoiceStar enhances Marchex’s leadership position in local online advertising by adding call-based services, including pay-per-phone-call and call-tracking, to its local online advertising platform, making it one of the most comprehensive offerings available. With Voicestar, Marchex has added thousands of local advertisers to its system, along with more than 100 partners, such as Comcast, the Cobalt Group, YellowBook USA, Admob, Teleflora, Enpocket, and Landmark Communications.

“We are very pleased to have closed this transaction so quickly and are now focused on integrating VoiceStar’s call-based marketing solutions into our local online advertising platform and local content network,” said Peter Christothoulou, Marchex Chief Strategy Officer.

The Kelsey Group estimates that the pay-per-phone-call market will reach up to $4 billion by 2009, while a recent Kelsey survey reports that 71% of local advertisers would rather pay for phone calls versus clicks.

VoiceStar will continue to operate from its headquarters in Philadelphia, PA as a wholly owned Marchex subsidiary.

About Marchex, Inc.

Marchex (www.marchex.com) is a local online advertising company and leading publisher of local content. Marchex’s innovative advertising platform delivers search marketing products and services for local and national advertisers. Marchex’s local content network, one of the largest online, helps consumers make better, more informed local decisions though its network of content-rich Web sites that reach tens of millions of unique visitors each month.

Forward looking statements:

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, acquisitions, plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. There are a number of important factors that could cause Marchex’s actual results to differ materially from those indicated by such forward-looking statements which are described in the “Risk Factors” section of our most recent periodic report and registration statement filed with the SEC. All of the information provided in this release is as of September 24, 2007 and Marchex undertakes no duty to update the information provided herein.

Marchex Investor Relations:

Trevor Caldwell

Vice President of Investor Relations & Strategic Initiatives

Telephone: 206.331.3600

Email: tcaldwell@marchex.com

Marchex Press:

Mark S. Peterson

Vice President of Public Relations

Telephone: 206.331.3344

Email: mark@marchex.com